Exhibit 99.1

Noventiq and Corner Growth Acquisition Corp. Sign Letter of Intent for a Business Combination.

9 February 2023, London, UK and Palo Alto, CA - Noventiq (LSE: SFTL) (Noventiq, or the Company), the global digital transformation and cybersecurity solutions and services provider headquartered in London and currently operating in 60 countries, and Corner Growth Acquisition Corp. (Nasdaq: COOL) (“Corner Growth”), a special purpose acquisition company backed by veteran technology investors, today announced the signing of a letter of intent (“LOI”) and an exclusive term sheet to proceed with a potential business combination that would result in the combined company being publicly-listed on the Nasdaq.

Noventiq and Corner Growth expect to finalize their definitive Business Combination Agreement in the coming weeks and plan to announce additional details at that time.

Noventiq has been engaged in a process of evaluating long-term options with the aim to deliver greater value, transparency, certainty, and liquidity to shareholders. The Company’s board of directors (“Board”) believes that a listing on the Nasdaq in the United States, by way of a business combination with Corner Growth, is a positive and natural next step for the Company, and is in the best interests of its shareholders. The recent announcement to re-domicile the Company in the Cayman Islands is also intended to ensure that the transaction can be completed in a timely manner and is structured in a manner customary to international investors.

The Board believes that the current price of Noventiq’s listed Global Depository Receipt (GDRs) is not a fair reflection of the value of the Noventiq Group and that there continues to be very limited trading volume in Noventiq GDRs on the London Stock Exchange. Nasdaq is a leading global stock market with a respected technology heritage, which Noventiq and Corner Growth believes is the strongest fit for Noventiq as it continues to strengthen its position as a leading global digital transformation and cybersecurity provider.

Jacques Guers, Chairman of the Board of Directors of Noventiq Group noted:

“Today’s announcement is a significant step towards our objective to realise the true fundamental value of Noventiq for all of our stakeholders. We have built a great company with a very strong track record for growth, and a partnership with Corner Growth is an exciting move as we look ahead to a potential listing on Nasdaq. Corner Growth’s team has a strong history with companies in the emerging markets, helping to generate added sales channels, contract opportunities, and access to significant customer networks at the highest levels.

Marvin Tien, Co-Chairman & CEO of Corner Growth said:

“Noventiq fits perfectly within our investment strategy to back leading global technology companies. Corner Growth’s relationships in the Asia-Pacific region, over two decades of investment experience, and its acute understanding of the risks, benefits, and successful execution of cross-border transactions both validate our reputation as a leading technology investor and position this transaction to close successfully, adding significant value as a long-term partner to Noventiq.”

Additional Information

Noventiq’s related supporting materials, including the recent announcement to re-domicile the company to the Cayman Islands, are published in the Investor Relations section of Noventiq’s website at https://noventiq.com/investor-relations

About Noventiq

Noventiq is the brand name of Softline Holding plc, a leading global solutions and services provider in digital transformation and cybersecurity, headquartered in London. Noventiq enables, facilitates and accelerates the digital transformation of its customers' businesses, connecting over 75,000 organisations from all industries with hundreds of best-in-class IT vendors, and delivering its own services and solutions.

The company delivered turnover of approximately US$1.1 billion in the fiscal year of 2021. It is listed on the London Stock Exchange following its successful IPO in October 2021. The company´s c. 5,700 employees work in almost 60 countries throughout Asia, Latin America, Europe, The Middle East and Africa – with a focus on markets with significant growth potential.

Additional information about the company can be found here: https://noventiq.com/investor-relations

About Corner Growth Acquisition Corp.

Corner Growth Acquisition Corp. (Nasdaq: COOL) is a special purpose acquisition company (SPAC) focused on partnering with a high growth technology company. Corner Growth’s mission is to deliver value to its investors by providing a compelling alternative to a traditional public offering. Corner Growth is uniquely positioned to deliver on its value-add approach given its management team’s history, experience, relationships, leadership and track record in identifying and investing in disruptive technology companies across all technology verticals.

Corner Growth also brings a group of highly respected investment professionals, with strong track records and deep individual experience in SPAC and de-SPAC processes, a rolodex of premier public market investors, and a team of advisors who offer experience and access to networks across a broad functional and physical geography.

Contacts

Steven Salter

Global Investor Relations VP

IR@noventiq.comir@noventiq.com

Rocio Herraiz

Global Head of Communications

pr@noventiq.com

Corner Growth Contacts:

Kevin Tanaka, Director of Corporate Development

Corner Growth Acquisition Corp.

kevin@cornercapitalmgmt.com

Brian Ruby, ICR

Brian.ruby@icrinc.com